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                                                                    Exhibit 10.5


                                January 22, 1999




Mr. Jeff Overton





Dear Jeff:

         The purpose of this letter is to evidence amendments to your Employment Agreement with Cleveland Indians Baseball Company Limited Partnership dated April 10, 1998 (the "Employment Agreement"). Paragraph 3 of the Employment Agreement concerning an annual bonus shall be deleted in its entirety and replaced with the following new Paragraph 3:


         3.        BONUS.

                           (a) On or before January 1 of each year during the
                  term of this Agreement, the Club shall establish a Bonus Target based upon the amount of adjusted gross revenue from sources taken into account to compute the Bonus Target ("Adjusted Gross Revenues From Bonus Revenues") that the Club anticipates realizing from revenue sources subject to your management and oversight, including annual ticket sales and ticketing services revenue, ballpark signage and scoreboard promotions revenue, luxury suite & club seat license fee revenue, revenue from the rental of ballpark areas to groups, net revenue from the sale of radio and local television advertising (as controlled by the Club) and local promotional revenue, all as set forth in the annual budget prepared by the Club in the ordinary course of the Club's business. Adjusted Gross Income From Bonus Revenues shall be computed by deducting from gross income from such sources all expenses incurred directly to produce such income. Following completion of each championship season, the


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Mr. Jeff Overton
January 22, 1999
Page 2



                  Bonus Target will be adjusted to reflect actual number of championship season and exhibition game home dates that the Club actually realizes revenues from the sale of tickets at normal and customary prices.

                           (b) In the event that the Club earns Adjusted Gross
                  Income From Bonus Revenues equal to or greater than the Bonus Target, you shall be paid a bonus equal to the greater of (i) one-half (50%) of a player's share payable to the Club's players as determined pursuant to Major League Rule 45(b)(2) as the same shall be amended from time to time or (ii) the Bonus Formula Amount. The Bonus Formula Amount shall be equal to (i) $25,000 if the Club earns Adjusted Gross Income From Bonus Revenues equal to or greater than 100% of the Bonus Target, (ii) $37,500 if the Club earns Adjusted Gross Income From Bonus Revenues equal to or greater than 102.5% of the Bonus Target or (iii) $50,000 if the Club earns Adjusted Gross Income From Bonus Revenues equal to or greater than 105% of the Bonus Target.

                           (c) The Club shall determine the amount of the
                  Adjusted Gross Income From Bonus Revenues earned by the Club as soon as practicable after the end of each fiscal year, but in no event later than March 31. In the event of a dispute between you and the Club regarding this computation, the matter will be referred to the firm of independent accountants engaged by the Club to provide an annual certified audit of the Club's financial records. This firm shall compute the Adjusted Gross Revenues From Bonus Revenues of the Club based upon generally accepted accounting principles employing the same bases, definition and methods used to establish the Bonus Target. The determination made by the firm shall be final and binding on all parties. The General Partner retains the right to modify the list of items of gross income and expenses to be included in the computation of the Bonus Target from year to year; provided however, the method of computing the Bonus Target shall not be modified after it has been established with respect to any particular year without your consent, which shall not be unreasonably withheld.

         This amendment shall be effective as of April 10, 1998. All of the other terms of the contract will remain unchanged and in full force and effect.


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Mr. Jeff Overton
January 22, 1999
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         Please indicate your acceptance of these amendments by executing both copies of this letter and returning one of the executed copies to me. You may retain the other copy for your records.



                                    Very truly yours,

                                    CLEVELAND INDIANS BASEBALL
                                    COMPANY LIMITED PARTNERSHIP

                                    By:      Cleveland Indians Baseball Company,
                                             Its General Partner


                                             /s/ Richard E. Jacobs
                                    By:
                                       -----------------------------------------
                                    Richard E. Jacobs, Chief Executive Officer


ACCEPTED:

/s/ Jeff Overton

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Date:        2/12/99
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